Exhibit 10.1

May 7, 2015

Dr. Ilham Kadri

c/o Diversey Care

Amsterdam, the Netherlands

In re:    Offer of Relocation

Dear Ilham,

We are pleased to make the following offer of relocation to you, in your capacity as President, Diversey Care, to Charlotte, North Carolina, the location of our new global corporate headquarters and the global Diversey Care division.

1.	Upon relocation, your current employment agreement with Diversey Europe Operations BV dated February 25, 2013 (the “Employment Agreement”) will terminate without termination payments. It is estimated that your last day of work in the Netherlands will be approximately July 31, 2015. You have accepted an offer of employment and will become an employee of Sealed Air Corporation (“Sealed Air”). You will commence work in Charlotte, North Carolina during the summer months of 2015, with a specific date to be agreed upon to allow a smooth transition for your child to begin school in Charlotte this coming fall. Your employment with Sealed Air will be “at will,” meaning that you and Sealed Air will be free to terminate your employment relationship at any time, with or without cause.

2.	Upon relocation, your annual base salary will be USD $477,000, with an Annual Incentive Plan bonus target of 65% of base salary and Long Term Incentive Program target of 160% of base salary awarded in Performance Share Units (PSUs) of Sealed Air Common Stock. The bonus is based upon achievement of identified corporate and individual goals. You will be provided standard U.S. benefits in accordance with the terms of the applicable plans, including the Profit Sharing Plan and the 401k Thrift Plan. You will be covered by the Sealed Air Executive Severance Plan, which provides for severance payments under certain circumstances. You will also be eligible for four weeks of vacation.

3.	Sealed Air will cover the costs of your relocation under our standard relocation policy for international relocation to the U.S., and for your shipment of household goods we will also allow for the expense of a 100 foot container. We have separately furnished you with a summary of these benefits. If your employment is terminated by Sealed Air without “Cause” (as defined in the Executive Severance Plan) at any time before March 31, 2018, Sealed Air will also pay the cost of your relocation back to the Netherlands.

4.	Sealed Air will pay for your child’s private school tuition in Charlotte, North Carolina for one full academic year beginning in the fall of 2015.

5.	Sealed Air will pay the following one-time lump sum amounts within 45 days of your start date in the U.S.:

a.	$31,650 in lieu of a car benefit.

b.	$90,000, net of tax, to address the potential missed opportunity of a Dutch tax advantage on your 2013-2015 PSU award.

6.	After your 2015 U.S. relocation, if your total Sealed Air net income tax due to the Dutch and U.S. authorities related to your currently outstanding awards of PSUs granted in 2013, 2014 and 2015 (including the Special PSU Outperformance Award granted in March 2014) is higher than the total amount you would have paid had you only owed Sealed Air net income tax in the U.S., Sealed Air will compensate you for the difference. Calculation of the difference will account for Foreign Tax Credits realized in the U.S. in conjunction with any Dutch tax due.

7.	Subject to approval by the Sealed Air Organization & Compensation Committee, Sealed Air will cause your currently outstanding awards of PSUs granted in 2013, 2014 and 2015 (including the Special PSU Outperformance Award granted in March 2014) to be amended to provide that, in case of a termination of your employment by Sealed Air without “Cause” (as defined in the applicable award agreements) at any time before March 31, 2018, you will receive “retirement” treatment under the applicable award agreement (i.e., pro rata vesting based on actual performance results).

We look forward to your move to Charlotte. Please sign below indicating your acceptance of this offer.

Sincerely,

/s/ Jerome A. Peribere

Jerome A. Peribere

President and Chief Executive Officer

Accepted:

/s/ Dr. Ilham Kadri
Dr. Ilham Kadri